Exhibit 99.1

For Immediate Release	Symbol: POT
October 24, 2013
Listed: TSX, NYSE

PotashCorp Reports Third-Quarter Earnings of $0.41 per Share

Key Highlights

•	Third-quarter earnings of $0.41 per share[1]; nine-month total reaches $1.77 per share

•	Weaker prices for all nutrients; market uncertainty leads to lower potash sales volumes

•	Nine-month cash flow from operating activities second-highest in company history

•	Full-year estimate revised to $2.00-$2.20 per share

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported third-quarter earnings of $0.41 per share ($356 million), down from $0.74 per share ($645 million) earned in the same period last year as a result of weaker prices for all three nutrients and lower potash sales volumes. With the benefit of stronger performance in the first half of the year, our nine-month earnings reached $1.77 per share ($1.6 billion), down 6 percent from the $1.89 per share ($1.7 billion) in last year’s comparative period.

Gross margin contributions from all three nutrients were negatively affected by a challenging fertilizer market. Our gross margin totals of $484 million during the third quarter and $2.3 billion for the first nine months trailed our performance in the comparative periods of 2012, when we generated $927 million and $2.8 billion, respectively.

Earnings before finance costs, income taxes and depreciation and amortization2 (EBITDA) of $654 million for the third quarter and $2.7 billion for the first nine months were below the comparable previous-year totals. While cash flow from operating activities of $616 million in the period fell short of the $759 million realized in last year’s third quarter, the nine-month total of $2.6 billion was the second highest in our history.

Our offshore investments in Arab Potash Company (APC) in Jordan, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile and Israel Chemical Ltd. (ICL) in Israel contributed $85 million to earnings for the quarter. The nine-month contribution from our offshore potash investments, including a dividend from Sinofert Holdings Limited (Sinofert) in China, reached $251 million. Both totals trailed those of the previous year. The market value of our investments in these publicly traded companies equated to approximately $6 billion, or $7 per PotashCorp share, as of market close on October 23, 2013.

“The most recent quarter can best be characterized as a predictable response to an unpredicted event,” said PotashCorp President and Chief Executive Officer Bill Doyle. “As we have seen in the past, fertilizer customers faced with uncertainty act with extreme caution. This was the case during the third quarter, particularly in offshore potash markets, where significant purchases were delayed as Russian producer pronouncements left buyers waiting in anticipation of weaker prices. While this volatility does not change the long-term underlying fundamentals of fertilizer demand, it did significantly slow market activity and our ability to deliver the results we expected.”

Market Conditions

The need for proper crop nutrition fueled strong demand for potash through the first half of 2013, but an announced change in strategy by Uralkali in late July created considerable market uncertainty and stalled global demand. Key offshore markets – particularly large contract buyers in China and India – delayed purchases or were reluctant to accept major tonnage against existing contracts. Although Brazil continued to be a region of relative strength, with buyers procuring tonnes in preparation for their upcoming planting season, offshore shipments from North American producers fell to one of the lowest third-quarter totals in recent history. In North America, a pause in purchasing early in the quarter and a late crop resulted in shipments below the record achieved in 2012, a period when demand was pulled forward because an early harvest enabled strong fall applications. In both the offshore and North American markets, pricing weakened as the quarter progressed.

In nitrogen, US demand for ammonia, urea and nitrogen solutions was relatively flat compared to last year and production from low-cost domestic producers increased, reducing the need for higher-cost offshore imports. While this situation benefited domestic producers, the combination of typical seasonal slowness and increased availability of new supply from offshore exporting regions softened key global reference prices through the quarter.

Global phosphate markets were subdued during the quarter, as strong Latin American demand was offset by the continued absence of significant engagement from India and a delayed start to the US fall application season. Solid phosphate fertilizer shipments from US producers were slightly below those of both the third quarter and the first nine months of 2012. This environment put downward pressure on prices for most phosphate products.

Potash

The slowdown in global markets resulted in our third-quarter potash gross margin declining to $228 million from the $554 million generated during the comparative period of 2012. This quarter’s result brought our nine-month total to $1.3 billion, compared to $1.7 billion in the same period last year.

With many buyers delaying purchases, our third-quarter sales volumes declined. In North America, sales volumes of 0.7 million tonnes were in line with historical levels but trailed the record 1 million tonnes sold in the third quarter of 2012. In offshore markets, the 0.8 million tonnes moved during the quarter fell short of the 1.1 million tonnes sold in the same period last year as a result of reduced sales to Canpotex3 and fewer tonnes shipped from our New Brunswick facility. The majority of Canpotex shipments were directed to Other Asia (39 percent) and Latin America (34 percent) and, to a lesser extent, India (9 percent) and China (8 percent). Despite a weak demand environment during the quarter, our total sales volumes for the first nine months of 2013 reached 6.3 million tonnes, a 7 percent increase over the same period last year.

Buyer caution and competitive pressures in all key markets weakened the pricing environment and our average realized price of $307 per tonne for the third quarter was down from $429 per tonne during the same period last year.

Our third-quarter production of 1.2 million tonnes was down 27 percent from the same quarter of 2012. While both periods included normal maintenance downtime, this year’s total was also affected by additional downtime at Cory (four weeks) and reduced operating rates at Lanigan and Rocanville. Lower production levels had a negative impact on our per-tonne cost of goods sold for the quarter, but this impact was offset by the absence of higher-cost tonnes from Esterhazy.

Nitrogen

The positive impact of higher sales volumes was more than offset by lower prices for all major nitrogen product categories and brought nitrogen gross margin for the quarter to $178 million, below the $251 million earned in last year’s third quarter. For the first nine months, we generated gross margin of $725 million, compared to a record $772 million in the same period in 2012. With favorable natural gas costs and higher production levels, our US operations generated the majority of gross margin for the quarter ($116 million), while our facility in Trinidad contributed the remainder ($62 million).

Despite maintenance-related downtime in Trinidad, our third-quarter sales volumes increased to 1.4 million tonnes – well above the 1.1 million tonnes sold in the same period last year. The key driver of this increase was the restart of ammonia capacity at Geismar, which also helped raise our nine-month total to a record 4.3 million tonnes.

Our average realized nitrogen price of $327 per tonne for the third quarter fell below the $458 per tonne realized in the same period last year, as prices declined in all major product categories. Ammonia prices pulled back from the historically high levels of third-quarter 2012, while urea moved lower primarily due to increased supply pressures from key exporting countries. Our remaining nitrogen products – focused largely on more stable industrial markets – declined marginally compared to last year.

Including the impact of our hedge position, the total average natural gas cost included in production for the third quarter was $4.96 per MMBtu – 27 percent below the same period last year. This, along with the favorable impact of lower-cost production from Geismar, resulted in improved cost of goods sold for the quarter relative to the same period of 2012.

Phosphate

Phosphate gross margin of $78 million trailed the $122 million earned in the third quarter last year, primarily as a result of weaker prices. Feed and industrial products, which tend to deliver more stable margins, contributed $47 million for the quarter and demonstrated the value of our diversified phosphate product offerings, while fertilizer products generated $28 million. For the first nine months of 2013, our phosphate gross margin totaled $260 million, which compared to $370 million earned in the same period last year.

Phosphate sales volumes of 0.9 million tonnes for the third quarter and 2.7 million tonnes for the first nine months were comparable to 2012 levels.

Our average realized phosphate price for the quarter was $467 per tonne, down from $537 per tonne realized in the same period last year. This change was largely due to a 20 percent decline in prices for fertilizer products from third-quarter 2012; the decline in feed and industrial realizations was 4 percent.

Per-tonne cost of goods sold for the quarter trended lower compared to the same period last year as a result of reduced input costs for sulfur and ammonia.

Financial

Provincial mining and other taxes totaled $10 million, compared to $62 million in the third quarter last year, primarily due to adjustments in our annual forecast and the resulting impact on potash production tax accruals. With lower earnings during the quarter, our income tax expense declined to $116 million from $249 million in the comparative period of 2012.

Capital-related cash expenditures totaled $360 million in the quarter, down significantly from previous period spending levels, as we near completion of our major potash expansion program.

Through our announced share repurchase program (by way of a normal course issuers bid), we repurchased 6.3 million common shares during the third quarter at an average cost of $30.95 per share.

Market Outlook

Markets for all three nutrients faced challenges during the third quarter as near-term uncertainty overshadowed the long-term fundamentals that drive food and fertilizer demand. The impact was evident in equity market valuations across the sector and in the actions of fertilizer buyers around the world.

This was most pronounced in the potash market. However, as the quarter progressed, growers and distributors in Brazil and North America began to focus on the agronomic needs of their soils and the supportive economic motivators of high-yield agriculture. In other markets, the procurement of new supply continues to be limited or deferred – not necessarily due to lack of immediate need, but in anticipation of lower prices. Although this evolving situation led us to reduce our global potash demand estimates for 2013 and our pricing expectations, we believe the deferral will contribute to a more positive demand environment in the coming year.

In North America, potash buyers are beginning to take the necessary steps to place product in advance of the fall application season. In recent weeks, they have been moving more aggressively in drawing against summer-fill tonnage commitments and are purchasing additional product requirements. In regions where the harvest is complete, fertilizer application activity is reportedly strong, although an especially late crop across much of the US will likely shorten the fall application window and could push demand from the final quarter of the year into the first half of 2014.

With Latin America well into its key planting season, favorable crop economics and the agronomic need to replenish nutrients in its soils continue to support strong demand for all fertilizer products. Most of the immediate requirements are now in place for their planting season and we anticipate buyers will take a more measured approach through the balance of the year. Despite this potential slowdown, Brazilian demand for fertilizer, including potash, is on track to reach record levels for the year.

In China, potash inventories are expected to satisfy fall application requirements but are likely to be drawn down through the second half of the year. We anticipate Canpotex will have sales to this market in the fourth quarter, which is reflected in the upper end of our sales volume guidance range. Challenging growing conditions in key agricultural regions are expected to put pressure on the supply of domestic grain and oilseeds and create a greater need for crop imports. We expect China’s desire to improve yields to keep pace with food requirements will increase future potash demand.

Challenges remain in India. Although potash contracts with major suppliers run through to March 2014, weak domestic demand caused by reduced government subsidies and currency volatility – as well as the desire to hold out for lower contract prices – could result in shipments and pricing falling short of our previous expectations.

Following limited potash movements during the third quarter, we anticipate buyers in Other Asian countries will engage more actively through the final quarter of 2013. With many customers entering their major tender season, supportive grower economics and limited inventories are expected to result in increased fourth-quarter shipments. Competition remains strong in this region.

Financial Outlook

In this environment, we have revised our 2013 potash gross margin forecast range to $1.5-$1.7 billion on expected shipment levels between 8 million and 8.4 million tonnes. We anticipate our operating levels will remain below those of the first half of the year as we manage our inventory and position ourselves for a Canpotex allocation run at Allan early in 2014. We expect our per-tonne operating costs in the fourth quarter to improve relative to those of third-quarter 2013 as well as the comparable period last year.

In nitrogen, we remain on track to surpass previous-year annual sales volumes. While prices for most nitrogen products appear to have found support during the third quarter, they have weakened from our previous expectations and led us to reduce our gross margin estimate for the full year.

In phosphate, weak Indian demand is expected to pressure solid fertilizer realizations through the balance of the year, although a strong North American fall application season could provide some near-term support. The decline of costs for purchased inputs – specifically sulfur and ammonia – and the continued stability provided by our feed, industrial and specialty liquid fertilizer products are expected to keep our margins relatively close to previous expectations.

In this environment, we now forecast full-year 2013 combined gross margin for nitrogen and phosphate of $1.2 -$1.3 billion.

All other previously disclosed annual guidance assumptions for 2013 remain in place, with the exception of contributions from equity investments and dividend income, which are now anticipated to approximate $300 million.

Based on these factors and guidance items above, PotashCorp now forecasts full-year 2013 net income at $2.00-$2.20 per share.

Conclusion

“Throughout our history, PotashCorp has demonstrated the ability to outperform, during good times and in the face of adversity,” said Doyle. “Our large, low-cost operations and distribution systems in each nutrient provide flexibility and competitive advantages during difficult market conditions. As we have in the past, we manage our assets to minimize the impact of short-term market volatility and position ourselves to respond as demand grows. By focusing on our competitive advantages in potash and our unique positions in nitrogen and phosphate, we will continue to maximize long-term value for our stakeholders.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and third largest producer of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Website: www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in the forward-looking statements, including, but not limited to the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in competitive pressures, including pricing pressures; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; economic and political uncertainty around the world; timing and impact of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflows; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; strikes or other forms of work stoppage or slowdowns; rates of return on and the risks associated with our investments; changes in, and the effects of, government policies and regulations; security risks related to our information technology systems; and earnings and the decisions of taxing authorities, which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2012 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, October 24, 2013 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US:	1-877-881-1303
	-	From Elsewhere:	1-412-902-6510

Live Webcast:	Visit www.potashcorp.com
	-	Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	September 30, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$555	$562
Receivables	853	1,089
Inventories	724	762
Prepaid expenses and other current assets	85	83
	2,217	2,496
Non-current assets
Property, plant and equipment	12,043	11,505
Investments in equity-accounted investees	1,322	1,254
Available-for-sale investments	1,744	2,481
Other assets	390	344
Intangible assets	137	126
Total Assets	$17,853	$18,206

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt (Note 2)	$609	$615
Payables and accrued charges	1,108	1,188
Current portion of derivative instrument liabilities	43	51
	1,760	1,854
Non-current liabilities
Long-term debt (Note 2)	2,969	3,466
Derivative instrument liabilities	138	167
Deferred income tax liabilities	1,915	1,482
Pension and other post-retirement benefit liabilities	421	569
Asset retirement obligations and accrued environmental costs	574	645
Other non-current liabilities and deferred credits	142	111
Total Liabilities	7,919	8,294

Shareholders’ Equity
Share capital (Note 3)	1,600	1,543
Unlimited authorization of common shares without par value; issued and outstanding 863,210,541 and 864,900,513 at September 30, 2013 and December 31, 2012, respectively
Contributed surplus	221	299
Accumulated other comprehensive income	688	1,399
Retained earnings	7,425	6,671
Total Shareholders’ Equity	9,934	9,912
Total Liabilities and Shareholders’ Equity	$17,853	$18,206

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share amounts)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Sales (Note 4)	$1,520	$2,143	$5,764	$6,285
Freight, transportation and distribution	(139)	(154)	(435)	(381)
Cost of goods sold	(897)	(1,062)	(2,999)	(3,080)
Gross Margin	484	927	2,330	2,824
Selling and administrative expenses	(48)	(53)	(165)	(166)
Provincial mining and other taxes	(10)	(62)	(154)	(162)
Share of earnings of equity-accounted investees	57	77	174	220
Dividend income	31	39	85	106
Impairment of available-for-sale investment	—	—	—	(341)
Other expenses	(9)	(10)	(21)	(21)
Operating Income	505	918	2,249	2,460
Finance costs	(33)	(24)	(107)	(89)
Income Before Income Taxes	472	894	2,142	2,371
Income taxes (Note 5)	(116)	(249)	(587)	(713)
Net Income	$356	$645	$1,555	$1,658

Net Income per Share (Note 6)
Basic	$0.41	$0.75	$1.80	$1.93
Diluted	$0.41	$0.74	$1.77	$1.89

Dividends Declared per Share	$0.35	$0.21	$0.98	$0.49

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(Net of related income taxes)	2013	2012	2013	2012

Net Income	$356	$645	$1,555	$1,658
Other comprehensive (loss) income
Items that will not be reclassified to net income:
Net actuarial gain (loss) on defined benefit plans (1)	—	—	150	(84)
Items that may be reclassified subsequently to net income:
Available-for-sale investments (2)
Net fair value (loss) gain during the period	(267)	303	(737)	169
Reclassification to income of unrealized loss on impaired investment	—	—	—	341
Cash flow hedges
Net fair value loss during the period (3)	—	(1)	—	(16)
Reclassification to income of net loss (4)	6	11	25	36
Other	3	—	1	(2)
Other Comprehensive (Loss) Income	(258)	313	(561)	444
Comprehensive Income	$98	$958	$994	$2,102

(1)	Net of income taxes of $(87) (2012 - $48) for the nine months ended September 30, 2013.
(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.
(3)

Cash flow hedges are comprised of natural gas derivative instruments and were net of income taxes of $NIL (2012 - $1) for the three months ended September 30, 2013 and $NIL (2012 - $11) for the nine months ended September 30, 2013.

(4)	Net of income taxes of $(4) (2012 - $(8)) for the three months ended September 30, 2013 and $(14) (2012 - $(24)) for the nine months ended September 30, 2013.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Net actuarial gain on defined benefit plans(1)	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance - December 31, 2012	$1,543	$299	$1,539	$(138)	$—	$(2)	$1,399	$6,671	$9,912
Net income	—	—	—	—	—	—	—	1,555	1,555
Other comprehensive (loss) income	—	—	(737)	25	150	1	(561)	—	(561)
Share repurchase (Note 3)	(11)	(79)	—	—	—	—	—	(105)	(195)
Dividends declared	—	—	—	—	—	—	—	(846)	(846)
Effect of share-based compensation including issuance of common shares	42	1	—	—	—	—	—	—	43
Shares issued for dividend reinvestment plan	26	—	—	—	—	—	—	—	26
Transfer of net actuarial gain on defined benefit plans	—	—	—	—	(150)	—	(150)	150	—
Balance - September 30, 2013	$1,600	$221	$802	$(113)	$—	$(1)	$688	$7,425	$9,934

(1)	Any amounts incurred during a period were closed out to retained earnings at each period-end. Therefore, no balance exists at the beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Operating Activities
Net income	$356	$645	$1,555	$1,658

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	149	149	489	434
Share-based compensation	4	3	25	21
Impairment of available-for-sale investment	—	—	—	341
Realized excess tax benefit related to share-based compensation	5	4	15	7
Provision for deferred income tax	58	162	311	366
Net undistributed earnings of equity-accounted investees	(55)	(74)	(62)	(90)
Pension and other post-retirement benefits	12	(86)	(10)	(71)
Asset retirement obligations and accrued environmental costs	(12)	(6)	(16)	4
Other long-term liabilities and miscellaneous	1	7	54	33
Subtotal of adjustments	162	159	806	1,045

Changes in non-cash operating working capital
Receivables	96	(90)	162	(84)
Inventories	(12)	19	29	63
Prepaid expenses and other current assets	(17)	(5)	(4)	(21)
Payables and accrued charges	31	31	8	(308)
Subtotal of changes in non-cash operating working capital	98	(45)	195	(350)
Cash provided by operating activities	616	759	2,556	2,353

Investing Activities
Additions to property, plant and equipment	(360)	(546)	(1,210)	(1,505)
Other assets and intangible assets	2	(23)	(8)	(37)
Cash used in investing activities	(358)	(569)	(1,218)	(1,542)

Financing Activities
Repayment of and finance costs on long-term debt obligations	—	—	(254)	(2)
Proceeds from (repayment of) short-term debt obligations	113	(117)	(256)	(501)
Dividends	(290)	(116)	(700)	(293)
Repurchase of common shares	(166)	—	(166)	—
Issuance of common shares	10	13	31	16
Cash used in financing activities	(333)	(220)	(1,345)	(780)
(Decrease) Increase in Cash and Cash Equivalents	(75)	(30)	(7)	31
Cash and Cash Equivalents, Beginning of Period	630	491	562	430
Cash and Cash Equivalents, End of Period	$555	$461	$555	$461

Cash and cash equivalents comprised of:
Cash	$59	$69	$59	$69
Short-term investments	496	392	496	392
	$555	$461	$555	$461

Supplemental cash flow disclosure
Interest paid	$23	$12	$123	$114
Income taxes paid	$6	$91	$113	$583

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2013

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”). The accounting policies used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2012 annual consolidated financial statements except as described in Note 1 of the company’s 2013 First Quarter Quarterly Report on Form 10-Q.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2012 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in October 2013.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Long-Term Debt

During the first quarter of 2013, the company fully repaid $250 of 4.875 percent 10-year senior notes at maturity. During the second quarter of 2013, the company classified as current the $500 aggregate principal amount of 5.250 percent senior notes due May 15, 2014.

3. Share Capital

On July 24, 2013, the company’s Board of Directors authorized a share repurchase program of up to $2,000 of PotashCorp’s outstanding common shares (5 percent of its outstanding common shares) through a normal course issuer bid. Shares could be repurchased from time to time on the open market commencing August 2, 2013 through August 1, 2014 at prevailing market prices. The timing and amount of purchases under the program are dependent upon the availability and alternate uses of capital, market conditions, applicable US and Canadian regulations and other factors.

At September 30, 2013, the company had repurchased for cancellation 6,300,000 common shares, at a cost of $195 and an average price per share of $30.95. The repurchase resulted in a reduction of share capital of $11, and the excess of net cost over the average book value of the shares was recorded as a reduction of contributed surplus of $79 and a reduction of retained earnings of $105.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2013

(in millions of US dollars except as otherwise noted)

(unaudited)

4. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended September 30, 2013
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$539	$493	$488	$—	$1,520
Freight, transportation and distribution	(57)	(26)	(56)	—	(139)
Net sales - third party	482	467	432	—
Cost of goods sold	(254)	(289)	(354)	—	(897)
Gross margin	228	178	78	—	484
Depreciation and amortization	(36)	(41)	(69)	(3)	(149)
Inter-segment sales	—	32	—	—	—
Cash flows for additions to property, plant and equipment	259	40	56	5	360

	Three Months Ended September 30, 2012
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$963	$612	$568	$—	$2,143
Freight, transportation and distribution	(76)	(23)	(55)	—	(154)
Net sales - third party	887	589	513	—
Cost of goods sold	(333)	(338)	(391)	—	(1,062)
Gross margin	554	251	122	—	927
Depreciation and amortization	(49)	(33)	(64)	(3)	(149)
Inter-segment sales	—	72	—	—	—
Cash flows for additions to property, plant and equipment	348	106	73	19	546

	Nine Months Ended September 30, 2013
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$2,399	$1,781	$1,584	$—	$5,764
Freight, transportation and distribution	(196)	(78)	(161)	—	(435)
Net sales - third party	2,203	1,703	1,423	—
Cost of goods sold	(858)	(978)	(1,163)	—	(2,999)
Gross margin	1,345	725	260	—	2,330
Depreciation and amortization	(144)	(121)	(214)	(10)	(489)
Inter-segment sales	—	141	—	—	—
Cash flows for additions to property, plant and equipment	872	112	178	48	1,210

	Nine Months Ended September 30, 2012
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$2,731	$1,804	$1,750	$—	$6,285
Freight, transportation and distribution	(165)	(76)	(140)	—	(381)
Net sales - third party	2,566	1,728	1,610	—
Cost of goods sold	(884)	(956)	(1,240)	—	(3,080)
Gross margin	1,682	772	370	—	2,824
Depreciation and amortization	(135)	(103)	(188)	(8)	(434)
Inter-segment sales	—	164	—	—	—
Cash flows for additions to property, plant and equipment	1,029	261	172	43	1,505

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2013

(in millions of US dollars except as otherwise noted)

(unaudited)

5. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Income tax expense	$116	$249	$587	$713
Actual effective tax rate on ordinary earnings	25%	26%	26%	26%
Actual effective tax rate including discrete items	25%	28%	27%	30%
Discrete tax adjustments that impacted the tax rate	$—	$14	$37	$17

Significant items to note include the following:

•	In the first nine months of 2013, a tax expense of $9 (recovery of $7 in the third quarter) was recorded to adjust the 2012 income tax provision.

•	In second-quarter 2013, a deferred tax expense of $11 was recorded as a result of a Canadian income tax rate increase.

•	In the first nine months of 2012, a tax expense of $17 ($12 in the third quarter) was recorded to adjust the 2011 income tax provision.

•	In second-quarter 2012, a non-tax deductible impairment of the company’s available-for-sale investment in Sinofert Holdings Limited was recorded.

6. Net Income Per Share

Net income per share was calculated on the following weighted average number of shares:

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Basic	866,108,000	859,573,000	865,707,000	859,118,000
Diluted	874,339,000	876,026,000	876,027,000	875,885,000

Diluted net income per share was calculated based on the weighted average number of shares issued and outstanding during the period, incorporating the following adjustments. The denominator was: (1) increased by the total of the additional common shares that would have been issued assuming the exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation was based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect were dilutive.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Potash Sales (tonnes - thousands)
Manufactured Product
North America	721	951	2,349	2,002
Offshore	843	1,107	3,986	3,911
Manufactured Product	1,564	2,058	6,335	5,913

Potash Net Sales
(US $ millions)
Sales	$539	$963	$2,399	$2,731
Freight, transportation and distribution	(57)	(76)	(196)	(165)
Net Sales	$482	$887	$2,203	$2,566

Manufactured Product
North America	$240	$443	$923	$968
Offshore	240	441	1,271	1,588
Other miscellaneous and purchased product	2	3	9	10
Net Sales	$482	$887	$2,203	$2,566

Manufactured Product
Average Realized Sales Price per MT
North America	$333	$466	$393	$484
Offshore	$285	$398	$319	$406
Average	$307	$429	$346	$432
Cost of Goods Sold per MT	$(159)	$(160)	$(133)	$(148)
Gross Margin per MT	$148	$269	$213	$284

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Average Natural Gas Cost in Production per MMBtu	$4.96	$6.76	$5.58	$5.58
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia	455	466	1,484	1,499
Urea	218	241	800	870
Solutions/Nitric acid/Ammonium nitrate	700	438	1,978	1,371
Manufactured Product	1,373	1,145	4,262	3,740

Fertilizer sales tonnes	406	301	1,225	1,108
Industrial/Feed sales tonnes	967	844	3,037	2,632
Manufactured Product	1,373	1,145	4,262	3,740

Nitrogen Net Sales
(US $ millions)
Sales	$493	$612	$1,781	$1,804
Freight, transportation and distribution	(26)	(23)	(78)	(76)
Net Sales	$467	$589	$1,703	$1,728

Manufactured Product
Ammonia	$210	$299	$820	$794
Urea	82	121	347	456
Solutions/Nitric acid/Ammonium nitrate	158	104	489	338
Other miscellaneous and purchased product	17	65	47	140
Net Sales	$467	$589	$1,703	$1,728

Fertilizer net sales	$126	$137	$487	$525
Industrial/Feed net sales	324	387	1,169	1,063
Other miscellaneous and purchased product	17	65	47	140
Net Sales	$467	$589	$1,703	$1,728

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$461	$641	$553	$530
Urea	$376	$504	$433	$525
Solutions/Nitric acid/Ammonium nitrate	$226	$238	$247	$246
Average	$327	$458	$388	$425
Fertilizer average price per MT	$309	$455	$397	$474
Industrial/Feed average price per MT	$335	$459	$385	$404
Average	$327	$458	$388	$425
Cost of Goods Sold per MT	$(199)	$(254)	$(220)	$(233)
Gross Margin per MT	$128	$204	$168	$192

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	634	676	1,859	1,932
Feed and Industrial	279	263	887	873
Manufactured Product	913	939	2,746	2,805

Phosphate Net Sales
(US $ millions)
Sales	$488	$568	$1,584	$1,750
Freight, transportation and distribution	(56)	(55)	(161)	(140)
Net Sales	$432	$513	$1,423	$1,610

Manufactured Product
Fertilizer	$250	$333	$835	$1,004
Feed and Industrial	176	172	568	581
Other miscellaneous and purchased product	6	8	20	25
Net Sales	$432	$513	$1,423	$1,610

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$395	$493	$449	$520
Feed and Industrial	$631	$654	$640	$666
Average	$467	$537	$511	$565
Cost of Goods Sold per MT	$(384)	$(413)	$(420)	$(438)
Gross Margin per MT	$83	$124	$91	$127

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2013	2012
December 31		0.9949
September 30	1.0285	0.9837
Third-quarter average conversion rate	1.0376	1.0114

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Production
Potash production (KCl Tonnes - thousands)	1,150	1,579	5,852	5,961
Potash shutdown weeks (1)	12	15	32	55
Nitrogen production (N Tonnes - thousands)	705	651	2,155	2,029
Phosphate production (P2O5 Tonnes - thousands)	533	493	1,553	1,479
Phosphate P2O5 operating rate	90%	83%	87%	83%

Shareholders
PotashCorp’s total shareholder return	-17%	0%	-21%	6%

Customers
Product tonnes involved in customer complaints (thousands)	4	7	16	54

Community
Taxes and royalties ($ millions) (2)	83	171	484	521

Employees
Annualized turnover rate (excluding retirements)	5%	8%	5%	6%

Safety
Total site recordable injury rate (per 200,000 work hours) (3)	1.35	1.58	1.12	1.30

Environment
Environmental incidents (4)	3	6	13	18

As at	September 30, 2013	December 31, 2012
Number of employees
Potash	2,874	2,759
Nitrogen	776	788
Phosphate	1,771	1,792
Other	449	440

Total	5,870	5,779

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns.
(2)

Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).

(3)	As defined in our 2012 Annual Integrated Report. Total site includes PotashCorp employees, contractors and others on site.
(4)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2012 Annual Integrated Report).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A. EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Net income	$356	$645	$1,555	$1,658
Finance costs	33	24	107	89
Income taxes	116	249	587	713
Depreciation and amortization	149	149	489	434
EBITDA	$654	$1,067	$2,738	$2,894
Impairment of available-for-sale investment	—	—	—	341
Adjusted EBITDA	$654	$1,067	$2,738	$3,235

EBITDA is calculated as earnings before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as earnings before finance costs, income taxes, depreciation and amortization, certain gains and losses on disposal of assets and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Sales	$1,520	$2,143	$5,764	$6,285
Freight, transportation and distribution	(139)	(154)	(435)	(381)
Net sales	$1,381	$1,989	$5,329	$5,904

Net income as a percentage of sales	23%	30%	27%	26%
Adjusted EBITDA margin	47%	54%	51%	55%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B. CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Cash flow prior to working capital changes	$518	$804	$2,361	$2,703
Changes in non-cash operating working capital
Receivables	96	(90)	162	(84)
Inventories	(12)	19	29	63
Prepaid expenses and other current assets	(17)	(5)	(4)	(21)
Payables and accrued charges	31	31	8	(308)
Changes in non-cash operating working capital	98	(45)	195	(350)
Cash provided by operating activities	$616	$759	$2,556	$2,353
Additions to property, plant and equipment	(360)	(546)	(1,210)	(1,505)
Other assets and intangible assets	2	(23)	(8)	(37)
Changes in non-cash operating working capital	(98)	45	(195)	350
Free cash flow	$160	$235	$1,143	$1,161

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.